Exhibit 3.1

STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

Name of the Limited Liability Company: THE DIAMOND CARTEL INC.

FIRST: Amend name of tbe Corporation to "Alexander Tech Corp" (Article 1)

SECOND: Amend Capital Stock (Article IV) - The below changes are duly adopted in accordance with the provision of section 242 (Title 8 of chapter l of 242) of the General Corporation Law of the State of Delaware. The authorized capital stock of this Corporation shall consist of:

A.	700,000,000 Class A common shares, par value of $0.0000001. Each Class A share shall have one vote.
B.	200,000,000 Class B common shares, par value of $0.000000 l . Each Class B share shall have l 0 votes. The Class B common shares shall convert to Class A common shares by the unanimous written consent of this Corporation's Board of Directors.

C.	75,000,000 Class C common shares, par value of $0.000000I .. Each Class C share shall not be entitled to any votes. The Class C common shares shall convert to Class A common shares by the unanimous written consent of this Corporation's Board of Directors.

D.	25,000,000 Preferred shares, par value $0.0000001.

E.	The business and affairs of this Corporation will be concurrently managed by the holders of the Class B shares and this Corporation's Board of Directors. The Class B shares may veto any resolution of this Corporation's Board of Directors. Any veto must take place within l 0 days of the adoption of the resolution.

F.	Upon the filing ofthis Certificate of Amendment, every outstanding share of this Corporation's common stock will be converted into 0.3 shares of this Corporation's Class A common stock.

THIRD: Amend Preferences, Limitations. and Relative Rights of Capital Stock (Article V) -Delete Section 3.a

FOURTH: Directors (Article VII) - Amend Corporation's initial director by removing Section l Title 8 of chapter 1 of 242

Stale or Delaware Secretary of State Division of Corporations Delivered 03:41 PM 01/14/2022 FILED 03:41 PM 01114/2022 SR 20220137061 - File Number 4016788

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 12 day of January , 2022

By:	/s/ Paras Shan
Authorized Officer

Title:	CEO

Name:	Paras Shan
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